Exhibit (m)(i)

TRIMTABS ETF TRUST
Distribution and Service Plan

WHEREAS, TrimTabs ETF Trust (the “Trust”) is an open-end management investment  company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a series trust;

WHEREAS, the Board of Trustees of the Trust (“Trustees”) desires to adopt a plan of distribution pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of certain of the series of the Trust, which are identified in Schedule A hereof, as may be amended from time to time (“Funds”), and the Trustees have determined, in their best business judgment, that there is a reasonable likelihood that adoption of this Distribution and Service Plan (the “Plan”) will benefit each Fund and holders of such Fund’s Shares; and

WHEREAS, the Trust has entered into a written Distribution Agreement with Foreside Fund Services, LLC (the “Distributor”), pursuant to which the Distributor will act as the exclusive distributor with respect to the creation and distribution of aggregations of Shares as described in the Trust’s registration statement (“Creation Units”);

NOW, THEREFORE, on behalf of each Fund, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions (capitalized terms not otherwise defined herein have the meanings assigned thereto in the Trust’s registration statement under the 1940 Act and under the Securities Act of 1933, as amended, as such registration statement is amended by any amendments thereto at the time in effect).

SECTION 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust.

SECTION 2. With respect to each Fund, the Trust may pay a fee up to the amount set forth in Schedule A (“Limit”) to finance any activity primarily intended to result in the sale of Shares of each Fund or the provision of investor services, including but not limited to (a) compensation paid to registered representatives of the Distributor and other persons that have entered into agreements with the Distributor, (b) salaries and other expenses of the Distributor or other parties relating to selling or servicing efforts, including travel, communications and the provision of sales personnel, (c) expenses of organizing and conducting sales seminars, printing of prospectuses, statements of additional information and reports for other than existing shareholders, (d) preparation and distribution of advertising materials and sales literature and other marketing and sales promotion expenses, (e) distribution and/or shareholder service assistance through financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, and affiliates and subsidiaries of the Trust’s service providers, (f) delivering any notices of shareholder meetings and proxy statements accompanying such notices in connection with general and special meetings of interest holders of the Trust, and/or (g) ongoing services to shareholders which facilitate the continued retention of investors as shareholders of a Fund.

The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons, including Authorized Participants, (each, a “third party”) for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under this Section. Expenses shall be deemed payable under the Plan whether paid directly by the Distributor or by third parties to the extent reimbursed therefor by the Distributor.

Fees shall be payable by the Trust on behalf of any Fund regardless of whether such fees are greater or less than the actual expenses incurred by the Distributor or third parties with respect to such Fund during the relevant period. Although the Fund is not permitted to pay any expenses in excess of the relevant Limit, such excess expenses may be reimbursed during any of the Fund’s subsequent three fiscal years, provided and to the extent that the current expenses plus the excess expenses do not exceed the Limit for that subsequent year and are approved in the manner provided in Section 3 herein.

SECTION 3. Nothing in this Plan shall operate or be construed to prohibit or limit additional compensation derived from sales charges or other sources that may be paid to the Distributor pursuant to the aforementioned Distribution Agreement. In addition, nothing in this Plan shall operate or be construed to limit the extent to which the Trust’s investment adviser or any other person, other than the Trust, may incur costs and bear expenses associated with the distribution of Shares of a Fund. It is recognized that the Trust’s investment adviser and other persons may use its advisory revenues, past profits and other resources to make payments in connection with the distribution of Shares. Accordingly, the Trust’s investment adviser and other persons, directly or indirectly, may from time to time make payments to third parties who engage in the sale of Shares or render shareholder support or transfer agency services. If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of Shares issued by a Fund for purposes of Rule 12b-1 under the 1940 Act, such payments shall be deemed to be authorized by this Plan.

SECTION 4. This Plan shall not take effect with respect to any Fund until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees and (b) the Qualified Trustees (as defined in Section 10 herein), cast in person at a meeting of the Trustees called for the purpose of voting on this Plan or related agreement.

SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Section 4 herein for the approval of this Plan.

SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 7. This Plan may be terminated with respect to any Fund at any time,  without payment of any penalty, by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the relevant Fund.

SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the relevant Fund, on not more than 60 days written notice to any other party to  the  agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

SECTION 9. This Plan may not be amended to increase materially the Limit applicable to any Fund under Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Fund, and all material amendments to this Plan shall be approved in the manner provided in Section 4 herein for the approval of this Plan.

SECTION 10. As used in this Plan, the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it. The terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

SECTION 11. While this Plan is in effect, the selection and nomination of those Trustees who  are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

SECTION 12. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

SECTION 13. If any provision of the Plan shall be held or made invalid, the remainder of the Plan shall not be affected thereby.

SECTION 14. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to in Section 6 hereof for a period of at least six years, the first two years in an easily accessible place.

SCHEDULE A

TRIMTABS ETF TRUST

The following series of TrimTabs ETF Trust are subject to this Plan, at the fee rates specified:

Fund	Fee (as a Percentage of Average Daily Net Assets of the Fund)*
TrimTabs U.S. Free-Cash-Flow ETF	25%
TrimTabs Intl Free-Cash-Flow ETF	25%
TrimTabs Float Shrink ETF	25%
[TrimTabs All Cap International Free-Cash-Flow ETF] [Effective Date May , 2017]	25%

* The determination of daily net assets shall be made at the close of business each day  throughout each month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Shares. Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved by the Trustees.

Executed:  [first launch date of any Fund listed above]